Exhibit 99.5

Summary Historical and Unaudited Pro Forma Financial Data

TC PipeLines, LP (the “Partnership”, “we”, “us” or “our”) has derived the summary historical financial data of the Partnership as of and for the three months ended March 31, 2013 and for the years ended December 31, 2012, 2011 and 2010 from our historical financial statements and related notes. The information below should be read in conjunction with our Annual Report on Form 10-K for the years ended December 31, 2012, 2011 and 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and the financial statements for Gas Transmission Northwest LLC (“GTN”) and Bison Pipeline LLC (“Bison”), which are included as Exhibits 99.1, 99.2, 99.3 and 99.4 to this Form 8-K.

On May 15, 2013, we entered into agreements to acquire from subsidiaries of TransCanada Corporation (“TransCanada”) an additional 45 percent interest in each of GTN and Bison for a total transaction value of $1.05 billion, subject to certain closing adjustments for working capital (the “Acquisition”). The GTN purchase price is $750 million in cash, less $146 million, representing 45 percent of GTN’s outstanding debt. The Bison purchase price is $300 million in cash. The purchase and sale of the interest in GTN is contingent upon the purchase and sale of the interest in Bison and vice versa. Upon the completion of these acquisitions, which is expected to occur in July 2013, we will own a 70 percent interest in each of GTN and Bison.

The unaudited pro forma statement of income adjustments for the years ended December 31, 2012, 2011 and 2010 and for three months ended March 31, 2013 reflect the Acquisition as if the Acquisition had occurred on January 1, 2010. On May 3, 2011, the Partnership acquired 25 percent membership interests in each of GTN and Bison from subsidiaries of TransCanada. The unaudited pro forma statement of income adjustments for the years ended December 31, 2011 and 2010 reflect our acquisition of a 25 percent interest in GTN and a 25 percent interest in Bison from subsidiaries of TransCanada as if it had occurred on January 1, 2010. The unaudited pro forma balance sheet as at March 31, 2013 reflects the Acquisition as if such transaction had occurred on March 31, 2013.

This unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what the Partnership’s results of operations or financial position would actually have been had the Acquisition and the related financing in fact occurred on the dates specified, nor does the information purport to project the Partnership’s results of operations for any future period or financial position at any future date.

TC PipeLines, LP

Unaudited Pro Forma Consolidated Balance Sheet

March 31, 2013 (millions of dollars)	TC PipeLines, LP	Pro Forma Adjustments		Pro Forma TC PipeLines, LP

Assets
Current assets	$10	$69	[1]	$79
Investment in Great Lakes	677	—		677
Investment in Northern Border	507	—		507
Investment in GTN	215	(215)[1]		—
Investment in Bison	157	(157)[1]		—
Plant, property and equipment	283	1,807	[1]	2,090
Goodwill and other assets	135	4	[1,2]	139
	$1,984	$1,508		$3,492

Liabilities and Partners’ Equity
Current liabilities	$10	$50	[1,2]	$60
Other liabilities	2	21	[1]	23
Long-term debt, including current portion	685	897	[1,3]	1,582
Total liabilities	697	968		1,665
Partners’ Equity
Non-controlling interests	—	447	[1]	447
Common units	1,261	91	[1,2,4]	1,352
General partner	27	2	[1,5]	29
Accumulated other comprehensive loss	(1)	—		(1)
Controlling interests	1,287	93		1,380
Partners’ Equity	1,287	540		1,827
	$1,984	$1,508		$3,492

TC PipeLines, LP

Unaudited Pro Forma Consolidated Statement of Income

Three months ended March 31, 2013 (millions of dollars except per unit amounts)	TC PipeLines, LP	Pro Forma Adjustments	Pro Forma TC PipeLines, LP

Equity earnings from investment in Great Lakes	$2	$—	$2
Equity earnings from investment in Northern Border	16	—	16
Equity earnings from investment in GTN	5	(5)[6]	—
Equity earnings from investment in Bison	3	(3)[6]	—
Transmission revenues	17	69 [6]	86
Operating expenses	(4)	(15)[6]	(19)
General and administrative	(2)	—	(2)
Depreciation	(3)	(18)[6]	(21)
Financial charges and other	(5)	(8)[6,7]	(13)
Net income	29	20	49
Net income attributable to Non-Controlling Interests	—	10 [6]	10
Net income attributable to Controlling Interests	29	10 [6]	39

Net income attributable to Controlling Interests allocation
Common units	28	10	38
General partner	1	—	1
	$29	$10	$39
Net income per common unit[8] — basic and diluted	$0.52		$0.62
Weighted average common units outstanding (millions) — basic and diluted	53.5	7.7 [4]	61.2

TC PipeLines, LP

Unaudited Pro Forma Consolidated Statement of Income

Year ended December 31, 2012 (millions of dollars except per unit amounts)	TC PipeLines, LP	Pro Forma Adjustments	Pro Forma TC PipeLines, LP

Equity earnings from investment in Great Lakes	$27	$—	$27
Equity earnings from investment in Northern Border	72	—	72
Equity earnings from investment in GTN	19	(19)[6]	—
Equity earnings from investment in Bison	11	(11)[6]	—
Transmission revenues	65	278 [6]	343
Operating expenses	(17)	(65)[6]	(82)
General and administrative	(6)	—	(6)
Depreciation	(11)	(73)[6]	(84)
Financial charges and other	(23)	(33)[6,7]	(56)
Net income	137	77	214
Net income attributable to Non-Controlling Interests	—	37 [6]	37
Net income attributable to Controlling Interests	137	40 [6]	177

Net income attributable to Controlling Interests allocation
Common units	134	39	173
General partner	3	1	4
	$137	$40	$177
Net income per common unit[8] — basic and diluted	$2.51		$2.83
Weighted average common units outstanding (millions) — basic and diluted	53.5	7.7 [4]	61.2

TC PipeLines, LP

Unaudited Pro Forma Consolidated Statement of Income

Year ended December 31, 2011 (millions of dollars except per unit amounts)	TC PipeLines, LP	Pro Forma Adjustments	Pro Forma TC PipeLines, LP

Equity earnings from investment in Great Lakes	$60	$—	$60
Equity earnings from investment in Northern Border	75	—	75
Equity earnings from investment in GTN	12	(12)[6]	—
Equity earnings from investment in Bison	7	(7)[6]	—
Transmission revenues	70	283 [6]	353
Operating expenses	(15)	(69)[6]	(84)
General and administrative	(9)	—	(9)
Depreciation	(15)	(72)[6]	(87)
Financial charges and other	(28)	(34)[6,7]	(62)
Net income	157	89	246
Net income attributable to Non-Controlling Interests	—	37 [6]	37
Net income attributable to Controlling Interests	157	52 [6]	209

Net income attributable to Controlling Interests allocation
Common units	154	51	205
General partner	3	1	4
	$157	$52	$209
Net income per common unit[8] — basic and diluted	$3.02		$3.35
Weighted average common units outstanding (millions) — basic and diluted	51.1	10.1 [8]	61.2

TC PipeLines, LP

Unaudited Pro Forma Consolidated Statement of Income

Year ended December 31, 2010 (millions of dollars except per unit amounts)	TC PipeLines, LP	Pro Forma Adjustments		Pro Forma TC PipeLines, LP

Equity earnings from investment in Great Lakes	$59	$—		$59
Equity earnings from investment in Northern Border	67	—		67
Equity earnings from investment in GTN	—	—		—
Equity earnings from investment in Bison	—	—		—
Transmission revenues	69	217	[6]	286
Operating expenses	(13)	(52)[6]		(65)
General and administrative	(4)	—		(4)
Depreciation	(15)	(55)[6]		(70)
Financial charges and other	(26)	(40)[6,7]		(66)
Net income	137	70		207
Net income attributable to Non-Controlling Interests	—	26	[6]	26
Net income attributable to Controlling Interests	137	44	[6]	181

Net income attributable to Controlling Interests allocation
Common units	134	43		177
General partner	3	1		4
	$137	$44		$181
Net income per common unit[8] — basic and diluted	$2.91			$2.89
Weighted average common units outstanding (millions) — basic and diluted	46.2	15.0	[8]	61.2

Notes to Unaudited Pro Forma Financial Data

Note 1. Basis of Presentation

The unaudited pro forma statement of income adjustments for the years ended December 31, 2012, 2011 and 2010 and for three months ended March 31, 2013 reflect our acquisition of a 45 percent interest in GTN and a 45 percent interest in Bison from TransCanada as if the Acquisition had occurred on January 1, 2010. On May 3, 2011, the Partnership acquired 25 percent membership interests in each of GTN and Bison from subsidiaries of TransCanada. The unaudited pro forma statement of income adjustments for the years ended December 31, 2011 and 2010 reflect our acquisition of a 25 percent interest in GTN and a 25 percent interest in Bison from subsidiaries of TransCanada as if it had occurred on January 1, 2010. The unaudited pro forma balance sheet as at March 31, 2013 reflects the Acquisition as if such transaction had occurred on March 31, 2013.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the Acquisition as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated statement of income and balance sheet.

The unaudited pro forma consolidated statement of income and balance sheet does not give effect to synergies that might result from the Acquisition described above or any non-recurring charges or credits, and related tax effects, directly attributable to the transactions.

This unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what the Partnership’s results of operations or financial position would actually have been had the Acquisition and the related financing in fact occurred on the dates specified, nor does the information purport to project the Partnership’s results of operations for any future period or financial position at any future date.

The unaudited pro forma consolidated financial information reflects the Acquisition as follows:

•      the assumed issuance of 7,700,000 common units representing limited partner interests in us to finance a portion of the purchase price of the Acquisition;

•      the assumed issuance of $572 million of long-term debt to finance the remaining portion of the purchase price of the Acquisition; and

•      the acquisition of an additional 45 percent interest in each of GTN and Bison from TransCanada for a purchase price of $1.05 billion less $146 million, representing 45 percent of GTN’s outstanding debt.

Note 2. Pro Forma Adjustments and Assumptions

(1)             The acquisition of 45 percent equity interests in GTN’s and Bison’s net assets will be accounted for as transactions between entities under common control, whereby assets and liabilities in GTN and Bison will be recorded at TransCanada’s historical carrying values. GTN and Bison would become subsidiaries and would be consolidated. As the fair value paid for the interests in GTN and Bison of $1.05 billion was in excess of the recorded net assets of GTN and Bison, the excess purchase price at March 31, 2013 of $234 million would be recorded as a reduction to Partners’ equity, representing a $229 million reduction in the common units equity and a $5 million reduction in the general partner equity.

(2)             The pro forma adjustment to current liabilities at March 31, 2013 reflects a payable of $2 million in legal and other costs related to the equity issuance, a $3 million payable related to the debt issuance, which will be deferred and amortized over the life of the debt, and a $3 million payable related to acquisition costs. $3 million related to acquisition costs is not included in expenses.

(3)             The increase to long-term debt reflects the partial financing used to complete the Acquisition. The pro forma adjustment reflects the issuance of $572 million of long-term debt. The actual issuance of long-term debt may be different from our assumptions.

(4)             The pro forma adjustment to Partners’ equity reflects issuance of 7.7 million common units for gross proceeds of $339 million at an assumed unit price of $46 per common unit. The pro forma adjustments assume no exercise of underwriters’ option to purchase up to an additional 1.2 million units. Net proceeds of $325 million reflect a four percent underwriting commission. In addition, there would be a reduction of $229 million as described in footnote 1 and a reduction of $2 million due to legal and other costs related to the equity issuance and $3 million payable related to acquisition costs. The actual common unit price, offering costs and underwriting discounts for the financing of the Acquisition may be different than our assumptions.

(5)             The pro forma adjustment to the general partner’s equity includes the general partner’s equity contribution of $7 million to maintain its two percent interest in the Partnership and a reduction of $5 million as described in footnote 1.

(6)             The pro forma adjustment reflects the consolidation of GTN and Bison. The consolidation of GTN includes a pro forma adjustment to income for $1 million and $40 million for 2011 and 2010, respectively, to reflect the removal of income tax expense from its historic income as a result of changing from a corporation to an LLC on April 1, 2011. A pro forma adjustment was also made to GTN’s income statement to eliminate the income recognized from specified rights to non-core assets that had been distributed from GTN prior to the acquisition of a 25 percent interest in GTN. The Partnership’s investment in GTN includes an excess of cost over the underlying net assets based on the historical carrying amounts of TransCanada. The amortization of the excess cost over the underlying net assets amounting to $17 million for 2012, 2011 and 2010, respectively, is included in GTN’s income statement.

(7)             The pro forma adjustment reflects the inclusion of (1) interest expense relating to the issuance of $572 million of long-term debt for the three months ended March 31, 2013 and years ended December 31, 2012, 2011 and 2010 using the assumed effective interest rate of 2.50 percent per annum and (2) the amortization of the $3 million debt issuance fee, which is assumed to be amortized over 5 years. In addition, financial charges and other would increase due to consolidation of GTN as described in footnote 6. For the years ended December 31, 2011 and 2010, there would be an increase of $1 million and $3 million, respectively, for interest expense and for the amortization of commitment fee recognized in relation to the acquisition of a 25 percent interest in GTN and Bison as if it had occurred on January 1, 2010. The effect of a 0.125 percent variance in interest rates on pro forma interest expense would have been approximately $1 million annually.

(8)             Net income per common unit is computed by dividing net income attributable to Controlling Interests, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is equal to an amount based upon the general partner’s two percent interest, plus an amount equal to incentive distributions. The general partner’s allocation was based on historical calculations, adjusted for the 7.7 million units as described in footnote 4. In addition, for the years ended December 31, 2011 and 2010, the pro forma adjustment also reflects the issuance of common units to finance the acquisition of a 25 percent interest in GTN and Bison as if it had occurred on January 1, 2010. The audited TC PipeLines LP’s weighted average common units outstanding for the year ended December 31, 2011 includes the weighted average common units issued to finance the acquisition of a 25 percent interest in GTN and Bison, therefore the pro forma adjustment is a balancing figure.